Exhibit 99.1

September 30, 2011

Dear Shareholder:

The positive trends and progress made at M&F since June 30 have continued in spite of subdued economic improvement.  General optimism on the part of businesses and consumers has declined.  The economic outlook and expectations have been adjusted downward.  Stock prices have been quite volatile and FMFC began July 1, 2011, at $3.77 and closed at $3.19 on September 28.

At M&F the central issue of improving asset quality—primarily acquisition, construction, and development and to a lesser extent commercial real estate—continued in this quarter.  The company has continued to operate profitably since January of 2010.  Capital has grown through the retention of earnings.  Non-performing assets have been reduced absolutely and relatively. Classified assets have declined materially and consistently.  Carrying values of collateral dependent credits and foreclosed properties (Other Real Estate) have been validated internally and from independent sources.  Sales of ORE are continuing, with sales through September at $6.633 million compared to $5.981 million during the same period in 2010.

Various qualitative measures of loan portfolio performance continue to be consistent and move toward material improvement.

Earnings continue to be positive and accommodative of disposition of weaker assets.  The pre-tax, pre-provision, pre-credit earning shield continues to hold steady and improve.

There have been opportunities to tell the M&F recovery story to potential investors and, while the narrative is very positive, new investors are very cautious and selective.

With the Federal Reserve, most economists’ forecasts, and the reading of the times dictating low interest rates, slow growth, confused policy, and extraordinary uncertainties, we have taken measures to reduce overhead through Project McKinley which was described in a previous communication.  This was a very difficult but prudent strategic decision. We are focusing on developing new business initiatives, operational improvements and continued qualitative improvement.

M&F is moving ahead, improving performance, and navigating a non-cooperative economy. The payment of another $0.01 dividend is both a reflection of the times and a consistent positive indicator.

There will be a much more thorough and explicit communication on or about October 19 with the release of our third quarter earnings.

Thank you for your ownership of FMFC.  Your company is making absolute progress toward a very different and encouraging norm.

Sincerely,

Hugh S. Potts, Jr.
Chairman and CEO